Exhibit 99.1

For Immediate Release

Contact: Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp
Increases Stock Repurchase Program by $20 Million and Provides Updates on Markets

Corona, CA. (August 2, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), announced today that its Board of Directors has increased its stock repurchase program in the amount of $20 million. The original stock repurchase program was established in July 2002 and has repurchased in excess of $25 million over the past few years. The repurchase of any or all such shares authorized for repurchase will be dependent on management’s assessment of market conditions. The shares repurchased by the company under the stock repurchase program are to be held as treasury shares or restricted shares under the company’s Restricted Share Plans and Incentive Stock Plan.

The action by the Board of Directors was taken to provide assurance that the company’s operations continue to produce quality growth and core earnings in many diverse California communities. The action was also in response to general volatility in the markets directed toward financial stocks, those operating in California and active in residential housing construction. The Board of Directors believes that the company’s franchise value is not appropriately reflected in the market price of its shares, which has been adversely impacted by a series of negative economic and industry reports.

“Vineyard has been an active participant in the growth and prosperity of the Inland Empire region of southern California over the past several years, and has approached these opportunities with an increased level of risk management, monitoring and supervision. The company’s performance, and most notably its asset quality, continues to meet the expectations previously communicated to the investment and financial markets,” stated Norman Morales, president and chief executive officer.

As previously reported, the company confirmed that Vineyard’s residential mortgage loan portfolio does not contain any sub-prime mortgage loans and Vineyard is not originating sub-prime mortgage loans. Sub-prime mortgages include loans where the borrower is qualified at a rate less than the fully indexed and amortizing rate, lacking income and asset information, and that may otherwise subject borrowers to payment shock and a higher risk of foreclosure.

Residential mortgage loans held in Vineyard’s portfolio are underwritten in accordance with regulatory requirements and internal underwriting policies and require, among other things, adequate collateral and a demonstrated ability to repay the loan through evidence of income and assets and/or pre-funded interest reserves. Pre-funded interest reserves are typically required on construction loans. The company’s strategic plan, going forward, is not focused on the origination of permanent loans secured by 1 to 4 unit single family residences.

The company operates several specialty lending divisions that are sourced with experienced professionals, focused on maintaining long-term relationships with independent builders within the housing construction marketplace, asset management professionals in the multi-family housing sector and experienced investors in the commercial income property field.

The company’s principal specialty construction lending division supports independent builders whose focus is the luxury home marketplace along the California coastline, with principal focus within the median price points for new homes in each respective coastal community. The demand for new luxury home construction in many of these communities continues to be strong, and the company’s proven track record of maintaining its underwriting and operating standards has not deviated and has been rewarded with consistent performance within this product line.

The company also operates a smaller specialty construction lending division principally focused on entry and affordable housing, mostly centered in the Inland Empire region of southern California. The company’s exposure in this marketplace continues to be closely monitored, with on-going and active communication with all of its clients. In response to market conditions adversely impacted by over-capacity by major public builders, the negative impact created by the elimination of many financing vehicles including sub-prime mortgages for the end consumer, and the increasing levels of delinquency and defaults by individual homeowners, Vineyard has increased its internal resources allocated to this division in order to facilitate adequate performance and repayment of all of its project financings.

The company has recently issued other press releases regarding its exposure to construction and land acquisition lending, as well as reporting its operating results for the quarter and six months ended June 30, 2007, both periods which accounted for record earnings performance.

Further information on Vineyard’s loan portfolio may be found in the company’s Form 10K filed on March 7, 2007 which may be found on the company’s Investor Relations website at www.vnbcstock.com under SEC filings.

“The confidence afforded by the Board of Directors related to the increase in shares authorized to be repurchased demonstrates its belief that the franchise value is not appropriately reflected in the stock price of the company. Additionally, because of the issues faced by several lenders in connection with their sub-prime and construction lending activities, we felt it was important to provide the market with additional insight on Vineyard’s real estate exposure,” said Norman Morales, president and chief executive officer. “While there is inherent risk in all types of lending and subsequent events may impact our portfolio, we believe that we have mitigated certain risks associated with our lending activities through diversification of product and collateral type, geographic dispersion, different durations, and greater certainty of repayment through the underwriting processes we employ.”

The company is a $2.4 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com and for additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.